EXHIBIT 21.1

CEC ENTERTAINMENT, INC., A KANSAS CORPORATION

SUBSIDIARIES OF THE COMPANY

CEC ENTERTAINMENT HOLDINGS, LLC, a Nevada limited liability company

CEC ENTERTAINMENT CONCEPTS, L.P., a Texas limited partnership

CEC ENTERTAINMENT CANADA, INC., a Canadian Corporation

CEC OF GAITHERSBURG, INC., a Maryland corporation

CEC OF GLENN BURNIE, INC., a Maryland corporation

CEC OF HAGERSTOWN, INC., a Maryland corporation

CEC OF WALDORF, INC., a Maryland corporation

SHOWBIZ OF LAUREL, INC., a Maryland corporation

BHC ACQUISITION, INC., a Texas corporation

HOSPITALITY DISTRIBUTION, INC., a Texas corporation

CEC OF LANDOVER, INC., a Maryland corporation

SB HOSPITALITY CORPORATION, a Texas corporation

CEC FILM AND VIDEO, LLC, a Texas limited liability corporation

SPT DISRIBUTION COMPANY, INC., a Texas corporation

TJH RESTAURANT GROUP, INC., a Texas corporation

TJH ACQUISITION, INC., a Texas corporation

TJH DISTRIBUTION, INC., a Texas corporation